Exhibit 99.2

Sinoenergy Corporation Announces Results of Special Meeting of Shareholders

Press Release Source: Sinoenergy Corporation On Friday September 25, 2010, 11:35 pm EDT

BEIJING, Sept. 24 /PRNewswire-Asia-FirstCall/ -- Sinoenergy Corporation (Nasdaq:SNEN - News), developer and operator of retail compressed natural gas (CNG) filling stations in the People's Republic of China and a manufacturer of CNG transport truck trailer, CNG filling station equipment and CNG fuel conversion kits for automobiles, announced today that at the Company's special meeting of shareholders, the shareholders of the Company approved the Company's merger with Skywide Capital Management Limited ("Skywide") and a wholly-owned subsidiary of Skywide, pursuant to which Skywide's subsidiary will be merged into the Company, with the result that the Company will become a wholly-owned subsidiary of Skywide. Skywide is owned by Mr. Tianzhou Deng, the Company's chairman of the board, and Bo Huang, the Company's chief executive officer and a member of the board of directors.

Shareholders owning a total of 12,763,543 shares of the 15,922,391 shares outstanding voted at the meeting. A total of 12,740,644 shares representing 80% of the total outstanding shares voted in favor of the merger. 16,449 shares voted against the merger and shareholders holding 6,450 shares abstained.

The parties expect the closing of the merger to occur after the close of market on or about September 27, 2010, or as soon thereafter as is reasonably possible. Upon effectiveness of the merger, the Company will cease to exist as a separate corporation and its common stock will no longer be publicly traded on the NASDAQ Capital Market.

About Sinoenergy

Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of CNG transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles, in China. In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries. The Company's website is www.sinoenergycorporation.com. Information on the Company's website or any other website does not constitute a portion of this press release.

Forward-Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiaries. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

    For Further Information Contact:

     Cherry Chen
     IR Manager
     Sinoenergy Corporation
     Tel:   +86-10-8492-7035 x815
     Email: tys@sinoenergycorporation.com